Exhibit 10.1

PIONEER DRILLING SERVICES, LTD.

ANNUAL INCENTIVE COMPENSATION PLAN

1.             Objectives.  The Pioneer Drilling Services, Ltd. Annual Incentive Compensation Plan (the “Plan”) is designed to reward selected executive officers, managers and certain other key employees of Pioneer Drilling Services, Ltd., a Texas limited partnership (the “Partnership”) and its Affiliates (as defined below) for making significant contributions to the success of Pioneer Drilling Company, a Texas corporation (the “Company”) and its subsidiaries (including the Partnership).

2.             Definitions.  As used herein, the terms set forth below shall have the following respective meanings:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Person in question.  As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Award” means an incentive compensation award granted to a Participant (as defined below) under the Plan pursuant to any applicable terms, conditions and limitations as the Committee (as defined below) may establish in order to fulfill the objectives of the Plan.

“Award Agreement” means a written agreement between the Partnership and a Participant which (i) sets forth the terms, conditions and limitations applicable to an Award and (ii) sets forth the Participant’s assigned eligibility level.

“Base Salary” means the base salary actually received by a Participant during a Plan Year.

“Board” means the board of directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board or such other committee of the Board or of the board of directors of the General Partner as is designated by either the Board or the board of directors of the General Partner to administer the Plan.

“Company” has the meaning set forth in Section 1.

“Disability” means the absence of a Participant from the Participant’s duties with the Partnership or any of its Affiliates on a full-time basis for at least 90 consecutive days as a result of incapacity due to mental or physical illness or injury which is determined by the Committee in its sole discretion to be permanent.

“Employee” means any employee of the Partnership or any of its Affiliates (whether or not he is also a director thereof), who is compensated for employment of the Partnership or any Affiliate by a regular salary.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fiscal Year” means April 1 through March 31.

“General Partner” means PDC Mgmt. Co., a Texas corporation and the general partner of the Partnership.

“Normal Retirement Age” means age 65.

“Participant” means an Employee who is (i) approved by the Committee to participate in the Plan and (ii) enters into an Award Agreement with the Partnership.

“Partnership” has the meaning set forth in Section 1.

“Performance Goals” means (i) the annual performance objectives of the Partnership, an Affiliate or one or more business units of the Partnership or any Affiliate and (ii) any individual performance objectives, in either or both cases, established for the purpose of determining the level of Awards, if any, earned during a Plan Year.

“Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof.

“Plan” has the meaning set forth in Section 1.

“Plan Year” means the applicable Fiscal Year.

3.             Designation of Participants.  Employees eligible to participate in the Plan are select executive officers, managers and certain other key Employees whose decisions contribute directly to the success of the Company.  For each Plan Year, the Company’s Chief Executive Officer shall select those eligible Employees to be recommended for participation in the Plan, subject to approval by the Committee and the execution of Award Agreements under the Plan.  The Committee shall, in its sole discretion, assign Participants to an eligibility level under the Plan.  Employees who are selected for participation after the commencement of a Plan Year shall be eligible to participate in the Plan on a pro rata basis for such Plan Year, based on the number of days such Employee participates in the Plan relative to the total number of days in the Plan Year.  No Employee shall at any time have the right (i) to be selected as a Participant in the Plan for any Plan Year, (ii) if so selected, to be entitled automatically to an Award, or (ii) if selected as a Participant in one Plan Year, to be selected as a Participant in any subsequent Plan Year.

4.             Plan Administration.  The Plan shall be administered by the Committee, which shall have full and exclusive power to interpret the Plan and to adopt such rules, regulations, guidelines and procedures for carrying out the Plan as it may deem necessary or appropriate in its sole discretion.  The Committee shall determine all terms and conditions of the Awards.  The Committee may delegate to the Company’s Chief Executive Officer all aspects of managing and administering the Plan to the extent permitted by applicable law, provided that the decisions and duties delegated do not directly affect the Awards of the Chief Executive Officer or any other executive officer of the Company.

5.             Awards.  For each Plan Year, the Committee shall approve performance measures for the Plan and, with respect to each eligibility level, the applicable “threshold,” “target” and “above expectation” performance levels for each performance measure.  The Committee shall, in its discretion, define and establish for each Plan Year, the applicable Performance Goals for each Participant, and shall assign to each Performance Goal an appropriate percentage of the potential Award on the basis of the degree of impact the Company has and, if appropriate, the degree of impact to the Company the Participant’s decisions and actions have, with respect to such Performance Goal.  Each Participant may have an individual performance objectives component and may be evaluated on specific individual objective(s) or on an overall management assessment of their contribution to the organization.  Performance Goals relating to the attainment of individual performance objectives shall be established by the Committee upon the recommendation of the Company’s Chief Executive Officer (in conjunction with other executive officers of the Company); provided, however, that the Committee is responsible for establishing individual performance objectives for the Chief Executive Officer and the other executive officers of the Company.

An Award will be paid only if the Performance Goal(s) set forth in an Award Agreement have been achieved during the course of the relevant Plan Year (or such shorter period as may be determined by the Committee).  The amount of the Award will be determined by reference to the formula contained in the relevant Award Agreement, which will describe and set forth the Performance Goal(s) applicable to each Participant and the percentage of the potential Award to be paid with respect to such Performance Goal(s), depending upon (i) what predetermined level of the Performance Goal(s) is achieved and (ii) what eligibility level the Participant is assigned under the Plan.  Notwithstanding the foregoing, the Committee retains ultimate discretion, based on any factors it deems relevant, to increase or reduce the amount of, or cancel payment of, any Award otherwise payable based on the applicable Performance Goal(s) for the Plan Year.  The amount of an Award shall be expressed as a percentage of Base Salary.

6.             Payment of Awards.  Subject to the provisions of Section 7, payment of an Award will be made to the Participant following the conclusion of a Plan Year upon the conditions that (a) the Performance Goals specified in the relevant Award Agreement have been achieved and (b) the Committee has reviewed and approved the Award and (c) the Committee has not exercised its discretion to increase or reduce the amount of, or cancel payment of, the Award.  Payment shall be made in the form of a lump-sum cash payment as soon as practicable following the close of the Plan Year, but not later than two and one-half months after the end of the Plan Year.

7.             Forfeiture of Award.  Except as may be provided in any other agreement between the Participant and the Partnership, if, prior to the date the Award is paid, a Participant’s employment is terminated for any reason other than death, Disability or the attainment of Normal Retirement Age, such Participant will automatically forfeit any interest in the Award as of the termination date.  Except as may be provided in any other agreement between the Participant and the Partnership, if a Participant’s employment is terminated by reason of death, Disability or the attainment of Normal Retirement Age, then the Committee will decide, at the recommendation of management, and in its sole and absolute discretion, whether such Participant will receive a prorated Award for such Plan Year or will forfeit any interest in the Award.  If applicable, such a prorated Award will be paid only if the Committee certifies that the relevant Performance Goals have been achieved.  If during the course of a Plan Year the Participant takes a position with the Partnership or any Affiliate which is materially different from the position which he or she occupied at the commencement of such Plan Year, and the Committee determines that such new position does not involve comparable or greater executive responsibilities than were enjoyed by such Participant at the beginning of such Plan Year, then the relevant Award Agreement will automatically be terminated. The Committee will decide, in its sole and absolute discretion, whether the Participant will receive a prorated Award for such Plan Year or will forfeit any interest in any Award for such Plan Year. If applicable, such a prorated Award will only be paid if the Committee determines that the relevant performance goals have been achieved.

8.             Tax Withholding.  The Partnership shall deduct applicable taxes with respect to the payment of any Award.

9.             Non-Assignability.  Unless otherwise determined by the Committee, no Award or any other benefit under the Plan shall be assignable or otherwise transferable.  Any attempted assignment of an Award or any other benefit under the Plan in violation of this Section 9 shall be null and void.

10.           Exculpation.  No member of the Committee, and no Company officer to whom the Committee has delegated authority according to the Plan, shall be liable for anything done or omitted to be done by him or her, by any member of the Committee or by any officer of the Company or the Partnership in connection with the performance of any duties under the Plan, except for his own willful misconduct or as expressly provided by statute.

12.           Finality of Determinations.  Any determination by the Committee in carrying out or administering the Plan shall be final and binding for all purposes and upon all interested persons and their heirs, successors and personal representatives.

13.           Amendment, Suspension or Termination.  Upon authorization by the Board or the board of directors of the General Partner, the Partnership may amend or suspend the Plan at any time for the purpose of meeting or addressing any changes in legal requirements or terminate the Plan at any time, except that no amendment, suspension or termination shall be made that would impair the rights of any Participant as to an earned Award for any Plan Year which is completed as of the date of the amendment without the consent of such Participant. Notwithstanding the foregoing, nothing herein shall be construed to prohibit the exercise of the Committee’s discretion in accordance with Section 5 herein.

14.           No Employment Guaranteed.  No provision of the Plan or any Award Agreement hereunder shall confer any right upon any Employee to continued employment with the Partnership or any of its Affiliates.

15.           Governing Law.  The Plan and all determinations made and actions taken pursuant hereto shall be governed by and construed in accordance with the laws of the State of Texas, without reference to any conflicts of law principles thereof that would require the application of the laws of another jurisdiction.

16.           Code Section 409A.  The Partnership intends that the Plan comply in form and operation with the provisions of Section 409A of the Code and related regulations and Treasury pronouncements (“Section 409A”) to the extent applicable.  Notwithstanding anything in the Plan to the contrary, if any Plan provision or payment made under the Plan would result in the imposition of an excise tax under Section 409A, the Partnership shall use its best efforts to reform such provision or payment in a manner the Partnership determines is appropriate to comply with Section 409A, and no action taken with the express purpose of complying with Section 409A shall be deemed to adversely affect the rights of any Participant under the Plan.

IN WITNESS WHEREOF, the Partnership has executed the Plan this 5th day of August, 2005, but effective as of April 1, 2005.

PIONEER DRILLING SERVICES, LTD.

By:	PDC MGMT. CO,
its general partner

	By:	/s/ William D. Hibbetts
	Name:	William D. Hibbetts
	Title:	Senior Vice President, Chief
Financial Officer & Secretary

PERFORMANCE MEASURES

Fiscal Year 2006

The following performance measures will be used for Fiscal Year 2006 and are defined as follows:

•                  Pioneer Drilling EPS: Net earnings of the Company and its consolidated subsidiaries divided by the Company’s average fully diluted common shares outstanding during the fiscal year.

•                  Pioneer Drilling EBITDA: Income before interest, taxes, depreciation and amortization of the Company and its consolidated subsidiaries.

•                  Pioneer Drilling EBITDA Return on Capital Employed: Pioneer Drilling EBITDA divided by the sum of (1) average shareholder’s equity of the Company and its consolidated subsidiaries and (2) average long-term debt (less current installments) of the Company and its consolidated subsidiaries for the fiscal year.

•                  Division Gross Margin/Day: Gross margin for the year divided by the total revenue days for the year for the applicable Division of the Company and its subsidiaries.  Gross margin is revenue less all direct costs and allocated yard and Division general and administrative costs.  This measure may be expressed as an absolute goal or percentage improvement over the prior year.

•                  Division SRM/Day: Total supply, repair and maintenance costs of the Company and its consolidated subsidiaries for the year divided by the total rig days of the Company and its consolidated subsidiaries for the year.

•                  Recordable Incident Rate: For the applicable business unit (i.e., Division, Corporate) the number of recordable incidents per 200,000 hours worked for the year.  In the event of a fatality accident, the safety component of the incentive award is eliminated for the applicable Division and Corporate participants.

•                  Personal Objectives: For each Participant, specific individual goals or objectives may be established during the Plan Year, and evaluated by management at the end of the year.